Board of Directors
US Geothermal Inc.
Boise, Idaho

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our audit report dated June 23, 2006, on the financial statements of US Geothermal Inc., for the filing with and attachment to the Form 10-KSB for the year ending March 31, 2006.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

June 26, 2006